EXHIBIT 99.1

             WEBSTER ANNOUNCES ACQUISITION OF MARITIME BANK & TRUST

WATERBURY, NOV. 4, 1998 -- Webster Financial Corporation (Nasdaq: WBST) today announced that it has reached a definitive agreement to acquire Maritime Bank & Trust (Nasdaq: MTMB) for $26.67 per share in a tax-free, stock-for-stock exchange valued at approximately $21 million. Maritime is a state-chartered commercial bank headquartered in Essex with one branch each in the towns of Old Lyme and Old Saybrook. It has total assets of $100 million. With the addition of Maritime, Webster will have $9.3 billion in assets.

The acquisition is expected to contribute positively to Webster's earnings per share in the first year. The purchase price is approximately 2.7 times Maritime's book value and 21 times Maritime's earnings per share for the last 12 months. Webster expects to account for the transaction as a purchase.

The definitive agreement, which has been approved by both companies' boards of directors, is subject to approval by Maritime's shareholders and regulatory authorities. Webster expects the transaction to close in the first quarter of 1999.

"Our partnership with Maritime will strengthen Webster's franchise and extend our presence into attractive communities along the Connecticut shoreline," said James C. Smith, Webster chairman and chief executive officer. "Customers of Webster and Maritime will benefit from having greater access and convenience through our extensive network of branches and ATMs. Maritime customers will enjoy a broader selection of products and services."

Based on the terms of the agreement, Maritime shareholders will receive $26.67 per Maritime common share if Webster's stock price is at or below $24.45 per share during the pricing period. Above the ceiling price, the exchange ratio fixes at 1.091 Webster shares. Webster intends to buy back in open market transactions the equivalent number of Webster common shares issued to Maritime shareholders.

William R. Attridge, Maritime president, said, "Our board of directors believes that the best long-term interests of our shareholders, customers and employees are served by our merger with Webster. Our institutions share common business philosophies and a strong commitment to the Connecticut communities we serve. The merger increases our capacity to provide financial services to our customers, including expanded business banking services as well as trust and investment management services, insurance services, and PC banking. Following the merger, Maritime customers will be able to transact business to all Webster Bank locations and will benefit form Webster's broad product offerings."



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"Maritime  customers  should continue to banks as they normally do," Smith said.
"The   transition  to  Webster  will  be  seamless,  and  customers  should  not experience any inconvenience."

"Our combination with Maritime represents an important growth opportunity for Webster. Maritime's three branches offices will remain open and will support further expansion along Connecticut's shoreline," Smith said.

Webster has guaranteed positions in the combined branch network to all non-management Maritime branch employees. As in previous acquisitions, Webster has pledged to keep the number of positions eliminated to a minimum and will give consideration to Maritime employees whose positions are eliminated or open spots elsewhere at Webster.

                                    *  *  *


Webster Bank was founded in 1935 and is a leading Connecticut-based financial institution. Webster delivers consumer banking, commercial banking, mortgage, insurance, and trust and investment management services to individuals, families and businesses.

Webster Bank has $9.2 billion in assets and operates through a network of more than 100 banking offices, three commercial banking centers, and more than 174 ATMs, in addition to telephone banking, video banking and PC banking. Webster has the number one or number two deposit market share in its primary markets of Hartford, New Haven and Litchfield counties.

Webster is also the second-largest mortgage lender in Connecticut and a leading, full-service commercial lender. Webster Trust, the bank's trust and investment management subsidiary, is the second-largest bank trust company based in Connecticut. Webster's insurance subsidiary, Damman Insurance Associates, is one of the largest agencies in the state.